Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Grand Canyon Education, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333‑155973, 333‑165019, 333‑179611, and 333-218740) on Form S-8 of Grand Canyon Education, Inc. of our reports dated February 19, 2020, with respect to the consolidated balance sheets of Grand Canyon Education, Inc. as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Grand Canyon Education, Inc.

Our report dated February 19, 2020 refers to a change in the Company’s method of accounting for leases as of January 1, 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842).

/s/ KPMG LLP

Phoenix, Arizona
February 19, 2020